                                                                   EXHIBIT 8.2

                                October 18, 2000


InnerDyne, Inc.
1244 Reamwood Avenue
Sunnyvale, California  94089

Ladies and Gentlemen:

      We have acted as counsel for InnerDyne, Inc., a Delaware corporation ("InnerDyne"), in connection with (i) the exchange offer by Tyco Acquisition Corp. X, a Delaware corporation ("Tyco Acquisition") and a wholly owned subsidiary of Tyco International Ltd., a Bermuda company ("International"), for shares of the common stock of InnerDyne, and (ii) the proposed merger of VLMS, Inc., a Delaware corporation and a wholly owned subsidiary of Tyco Acquisition ("VLMS"), with and into InnerDyne (the "Merger"), in each case pursuant to the Agreement and Plan of Merger dated as of October 3, 2000 (the "Merger Agreement") by and among Tyco Acquisition, VLMS, and InnerDyne. This opinion is being delivered to you in connection with the filing of the registration statement of International with respect to the International common stock to be issued to the holders of InnerDyne common stock in connection with the Offer and the Merger (the "Registration Statement"), which includes the prospectus of International relating to the Offer and the Merger (the "Prospectus"). Capitalized terms used herein without definition have the meanings ascribed to them in the Merger Agreement.

      In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in the Prospectus, the Registration Statement, the Merger Agreement and such other documents and corporate records as we have deemed necessary or appropriate for purposes of this opinion. In addition, we have relied upon certain statements, representations and agreements made by Tyco Acquisition, International, VLMS and InnerDyne, including representations set forth in their respective letters to us dated as of October 18, 2000 (the "Officers' Certificates"). Our opinion is conditioned on, among other things, the initial and continuing accuracy of the facts, information, covenants and representations set forth in the documents referred to above and the statements, representations and agreements made by Tyco Acquisition, International, VLMS, InnerDyne and others, including those set forth in the Officers' Certificates. We have no reason to believe that such facts, information, covenants and representations are not true, but have not attempted to verify them independently and expressly disclaim an opinion as to their validity and accuracy.

InnerDyne, Inc.
October 18, 2000
Page 2

      In rendering our opinion, we have assumed the absence of material changes in facts or law between the date hereof and the Effective Time. We have also assumed (without any independent investigation) that:

      1. Original documents (including signatures thereto) are authentic, documents submitted to us as certified or photostatic copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof.

      2. The transactions related to the Offer and the Merger or contemplated by the Merger Agreement will be consummated in accordance with such agreements and all covenants contained in the Merger Agreement (including exhibits thereto) and the Officers' Certificates will be performed without waiver or breach of any material provision thereof.

      3. Any representation or statement made "to the best of knowledge" or similarly qualified is correct without such qualification.

      4. The Merger Agreement and all other documents and instruments referred to in the Registration Statement are valid and binding in accordance with their terms.

      In addition, we have assumed that (i) the Offer and the Merger are completed under the current terms of the Merger Agreement, (ii) the minimum tender condition for the Offer set forth in Section 1.01(a) of the Merger Agreement is satisfied, (iii) the Merger is completed promptly after the Offer, and (iv) each of InnerDyne, International and Tyco Acquisition will comply with all reporting obligations with respect to the Offer and the Merger required under the Code and the Treasury regulations promulgated thereunder. The ability to satisfy such factual assumptions, and therefore the United States federal income tax consequences of the Offer and the Merger, depend in part on facts that will not be available until the completion of the Merger.

      The opinion expressed in this letter is based on the provisions of the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof. All of the foregoing are subject to change, perhaps with retroactive effect; any such change may require modification of the opinion rendered herein. No ruling from the Internal Revenue Service (the "IRS") has been or will be sought on any aspect of the Offer or the Merger, and there can be no assurance that the IRS will not take a contrary view. Although our opinion expressed in this letter represent our best judgment as to such matters, our opinion has no binding effect on the IRS or the courts.

InnerDyne, Inc.
October 18, 2000
Page 3

      Based upon and subject to the foregoing, and subject to the qualifications set forth herein, it is our opinion that: (i) the Offer and the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code that is not subject to Section 367(a)(1) of the Code pursuant to Treasury Regulation Section 1.367(a)-3(c) (other than with respect to InnerDyne shareholders who are or will be "5% transferee shareholders" within the meaning of Treasury Regulation
Section 1.367(a)-3(c)(5)(ii)), (ii) each of Tyco Acquisition, International and InnerDyne will be a party to the reorganization within the meaning of
Section 368(b) of the Code, and (iii) the opinion ascribed to us in the discussion in the Registration Statement under the caption "THE OFFER -- Material U.S. Federal Income Tax and Bermuda Tax Consequences", subject to the discussion and qualifications set forth herein and in that discussion, constitutes our opinion as to the material U.S. federal income tax consequences that will result from the Offer and the Merger under applicable law.

      We express no opinions as to matters of law other than the matters of federal income tax law specifically addressed hereby. We are furnishing this opinion to you as contemplated by the Merger Agreement and for the purpose of its inclusion as an exhibit to the Registration Statement. It may not be relied upon for any other purpose and may not be made available to any other person or entity without our prior written consent.

      We hereby consent to the use of our name wherever appearing in the Registration Statement with respect to the discussion of the material federal income tax consequences of the Offer and the Merger and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We disclaim any obligation to update this opinion letter for events, including changes of law, that occur or come to our attention after the date hereof.


                                       Very truly yours,



                                     /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP

                                     Orrick, Herrington & Sutcliffe LLP